Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Vanguard Natural Resources, LLC
Houston, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Amendment No. 1 to the Registration Statement of Vanguard Natural Resources, LLC, on Form S-3 (the “Registration Statement”) of our report dated October 8, 2008, relating to the statements of combined revenues and direct operating expenses of the oil and gas properties purchased by Vanguard Natural Resources, LLC, from Segundo Navarro Drilling, Ltd., for the year ended December 31, 2007, appearing in the Current Report on Form 8-K/A of the Company filed with the Securities and Exchange Commission on June 5, 2009.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BKD, LLP

San Antonio, Texas
July 14, 2009